SCHEDULE A

           To Trust Instrument, dated March 6, 1997 of Investec Funds


Investec China & Hong Kong Fund
Investec Asia New Economy
Investec Asia Small Cap Fund
Investec Mainland China Fund
Investec Wired IndexTM Fund
Investec internet.com IndexTM Fund
Investec Wireless World FundTM



Amended as of June 28, 2000